Exhibit 10.1

Stan Burhans
3915 Brittany Rd
Northbrook IL 60062

Dear Stan:

I am pleased to offer you the position of Vice President and Corporate Controller, reporting directly to me. This offer is extended to you at a very exciting time in our company’s history, and I am confident that you can make a major contribution to Hill-Rom and help us deliver on our mission: Every day, around the world, we enhance outcomes for our patients and their caregivers. With your help, together we can make a real difference in healthcare, and in doing so, create sustainable shareholder value.

The specifics of the offer are as follows:

1.	A start date to be determined.

2.	Annual Base Salary of $320,000
This amount will be subject to all federal, state and local withholding requirements and will be paid in accordance with our regular payroll procedures and bi-weekly schedule.  Your pay will be direct-deposited according to the banking information you provide.

3.	Short-Term Incentive Compensation (STIC) target of 40% of base salary
You will be eligible to participate in the Company’s STIC program beginning in fiscal year 2016.  The STIC payout is based on achievement of Hill-Rom’s financial objectives as well as your own individual performance objectives.

4.	Long Term Incentive (LTI) Program target of 60% of base salary
You will be eligible to participate in the Company’s LTI Program.  Grants are awarded annually and approved in November by the Company’s Board of Directors.

5.	Annual Paid Time Off (PTO)
In order to provide more flexibility for employees to balance their lives, Hill-Rom offers a Paid Time-Off (PTO) program.  PTO provides a bank of time that you will use for sick, vacation, or personal reasons.  On an annual basis, you will be eligible for 21 days.  In your first year of employment, the annual allotment is prorated to your hire date.  You may begin using this time after 60 days of employment, subject to management approval.

6.	Sign-on Equity Grant of 8,000 Restricted Stock Units (RSUs)

This award will be granted upon hire and vest in full on the day following the third anniversary of your hire date.  Shortly after your start date, you will be provided with a Hill-Rom Holdings, Inc. stock award agreement providing the terms and additional details regarding your equity award.

7.	Health and Welfare and Retirement Benefits
In addition to your compensation, you will be eligible to participate in Hill-Rom’s employee benefits program which includes comprehensive health and welfare benefits as well as a retirement plan. These benefits are described in the Benefits at a Glance reference guide (enclosed).  A health and welfare benefits enrollment packet will be mailed to your home address.  If you do not receive your benefits enrollment packet within two weeks of your hire date, please contact our Benefits Center at 866-296-5033.  Enrollment is required to begin benefits coverage.  You will have 31 days from your hire date to enroll in your benefits.  Your benefit coverage will be effective on your start date.  You will also receive a retirement benefits packet in the mail from Fidelity, our 401(k) record-keeper.  You will be automatically enrolled in the 401(k), and you may change your salary deferral and investment elections at any time.

8.	Should your employment be terminated by the Company without cause, you will receive severance pay equivalent to six months’ base salary.

Your employment at Hill-Rom is at will.  This offer and your start date are contingent upon successful completion of:
a)	Drug screen;
b)	Background check;
c)	Reference check;
d)	New Employee Agreement and
e)	New hire paperwork as noted below.

Please return your signed New Employee Agreement and a signed copy of this letter to HR Services via fax (812-931-XXXX) or email (XXXXXXXXXXXXXX) prior to your start date.

A link to new hire information pertaining to our policies, general orientation information, etc., will be e-mailed to you.  Pursuant to the Immigration and Nationality Act, we are required to verify the identity and employment authorization of all new hires.  The Employment Eligibility Verification Form I-9, included in the email contents, must be completed and verified within 3 days of your start date.  Please complete all forms requested and deliver them to HR Services as soon as possible, but no later than your third day of employment.  You may fax the forms to HR Services at 812-931-XXXXX.  If you have questions regarding the information, please contact HR Services at 800-617-9784.

Stan, I am excited to have you join the Hill-Rom team, and I look forward to working with you and the contributions you will make to Hill-Rom.

Sincerely,

/s/ Steve Strobel

Steve Strobel
Senior Vice President, Chief Financial Officer

/s/ Stan Burhans	October 3, 2015
Acceptance	Date